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                                                                Exhibit No. 1(b)




                       MITCHELL HUTCHINS LIR MONEY SERIES
                (formerly Mitchell Hutchins Institutional Series)


                   CERTIFICATE OF VICE PRESIDENT AND SECRETARY


         I, Dianne E. O'Donnell, Vice President and Secretary of Mitchell Hutchins LIR Money Series ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions at a meeting held July 28, 1999, that the resolutions became effective on that date, and that the Amended and Restated Schedule A attached to this certificate is a true copy of the Amended and Restated Schedule A to the Trust's Trust Instrument that was approved by the board of trustees at its July 28, 1999 meeting:

                  RESOLVED, that pursuant to Section 8 of Article X of the Trust's Trust Instrument, the name of the Trust be, and it hereby is, changed from "Mitchell Hutchins Institutional Series" to "Mitchell Hutchins LIR Money Series" and that the Trust Instrument be, and it hereby is, amended as follows:

                  The last sentence of the introductory paragraph of the Trust Instrument is amended to read as follows: "The name of the Trust created by this Trust Instrument is Mitchell Hutchins LIR Money Series."

                  Section (m) of Article I on the Trust Instrument is amended to read as follows: "(m) "Trust" means Mitchell Hutchins LIR Money Series established hereby, and reference to the Trust, when applicable to one or more Series, refers to that Series."

                  All other references in the Trust Instrument to Mitchell Hutchins Institutional Series are changed to Mitchell Hutchins LIR Money Series.

                  and be it further

                  RESOLVED, that pursuant to Section 1 of Article IV of the Trust's Trust Instrument, there are hereby established and designated four new series of shares of beneficial interest in the Trust, each having the rights and privileges specified in the Trust's Trust Instrument, to be known as LIR Cash Reserves Fund, LIR Liquid Assets Fund; LIR Premier Money Market Fund and LIR Premier Tax-Free Money Market Fund, and be it further








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                  RESOLVED, that Schedule A of the Trust's Declaration of Trust be, and hereby is, amended and restated to reflect the name change of the Series and the establishment of the new series.


Dated:      August 10, 1999        By:      /s/ Dianne E. O'Donnell
                                      -----------------------------------------
                                   Dianne E. O'Donnell
                                   Vice President and Secretary
                                   Mitchell Hutchins Series Trust

Subscribed and sworn before me this 10th day of August, 1999:

/s/ Cristina Paradiso
------------------------------
Cristina Paradiso
Notary Public State of New York
Qual. N.Y. Cty
No. 01PA6017191
Comm. Exp. 12/07/2000


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                     SCHEDULE A TO DECLARATION OF TRUST OF
                       MITCHELL HUTCHINS LIR MONEY SERIES

                     (AS AMENDED AND RESTATED JULY 28, 1999)

Series of the Trust

LIR Cash Reserves Fund
LIR Liquid Assets Fund
LIR Premier Money Market Fund
LIR Premier Tax-Free Money Market Fund
Mitchell Hutchins LIR Select Money Fund

Classes of Shares of Mitchell Hutchins LIR Select Money Fund

An unlimited number of shares of beneficial interest have been established by the Board as Institutional shares and Financial Intermediary shares of Mitchell Hutchins LIR Select Money Fund. The Institutional shares and Financial Intermediary shares represent interests in the assets of only that Series and have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Trust Instrument.